                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:    Morgan Stanley China A Share Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         1221 Avenue of the Americas
         New York, New York 10020

Telephone Number (including area code): (800) 869-6397

Name and address of agent for service of process:

         Ronald E. Robison
         1221 Avenue of the Americas
         New York, New York 10020

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES [x]              NO [ ]

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the
Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 10th day of July,
2006.

                                        MORGAN STANLEY CHINA A SHARE FUND, INC.

                                        By: /s/ Ronald E. Robison
                                            ------------------------------------
                                            Name:  Ronald E. Robison
                                            Title:  President
Attest:

/s/ Alice Gerstel
----------------------------

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